Exhibit 99.1

FOR IMMEDIATE RELEASE	MOSSIMO, INC. ANNOUNCES FORMATION OF SPECIAL COMMITTEE TO REVIEW AND EVALUATE THE PROPOSAL BY MOSSIMO GIANNULLI

	Investor Relations:	Chad A. Jacobs Brendon Frey Integrated Corporate Relations (203) 682-8200

Santa Monica, California, April 20, 2005—Mossimo, Inc. (NASDAQ:  MOSS) today announced that the Company’s Board of Directors has appointed a special committee of independent directors to review the proposal by Mossimo Giannulli received on April 11, 2005 to acquire all of the outstanding publicly-held common stock of Mossimo, Inc. at a price of $4.00 per share. The members of the special committee are Robert Martini, William Halford and Brett White. The special committee has engaged the law firm of Gibson, Dunn & Crutcher as independent counsel to the committee and Houlihan Lokey Howard & Zukin as independent financial advisor to assist it in its evaluation.  The special committee, in consultation with Houlihan Lokey and Gibson Dunn, will carefully consider and evaluate Mossimo Giannulli’s proposal in due course.

The Company expects this process to have no material impact on the day-to-day business operations. The Company does not intend to comment further at this time.

Interested parties are urged to read relevant documents as filed by Mossimo, Inc., with the Securities and Exchange Commission when such documents become available because they will contain important information.  Free copies of relevant documents as filed by Mossimo, Inc., (when and if available) and other documents filed on the SEC’s web site may be obtained at www.sec.gov.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

NOTE:  This press release may contain forward-looking statements about the Company within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of the Private Securities Litigation Reform Act of 1995.  While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected.  These risks include, but are not limited to, unanticipated difficulties and costs associated with the financing of the proposed acquisition of the Company’s shares and to the extent required, obtaining the approval of the Company’s stockholders, as well as risks and uncertainties associated with the Company’s operating results, prospects, and valuation.  For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings.  Copies of those filings are available at the SEC’s website www.sec.gov.  The Company undertakes no obligation to update any such factors or to announce the results of any of the forward-looking statement contained herein to reflect future events or developments.